Exhibit 10.9

Form of Purchase Agreement

(English Summary)

Parties to Contract	Great Shengda as Buyer and Jiulong Paper (Taicang) Co., Ltd. as Vendor

Details of Contracts	1.

The Buyer sends the Vendor written orders one month before the delivery date. The two parties sign confirmation to confirm the amount, price and time of delivery every month. The Vendor manufactures according to the written orders.

2.

The orders become effective when the Sales-Department of the Vendor signs on the order forms. The signature of the agent of the Vendor does not mean the acceptance of orders. The Vendor’s confirmation is only with the amount of the orders. When conflict happens between the orders and this contract, terms of this contract will prevail.

3.

The Buyer should provide size and quality details in written to the Vendor 48 hours before production. If due to certain reason, the Buyer can not receive the products in time, a written notice should be sent to the Vendor 48 hours before delivery.

4.

If the orders contains special pattern that the Vendor does not normally produce, the Buyer should pay a 30% of the total price as deposit when the Vendor accept the orders. Meanwhile, the Buyer should purchase the non- conforming products caused by the manufacturing of the special pattern.

Standard of Packaging	Packed with 3 layers of raw paper. The packaging is part of the product and sold at the same price.

Location of Purchase	The warehouse of the Buyer. (2 Beitang Road, Xiaoshan Economic and Technology Development Zone).

Standards of Inspection	1.

Quality standard is set by the Vendor. If there’s any adjustment to the standard, the Vendor should inform the Buyer in 3 working days. If there’s any dispute about the standard, the transaction shall be ceased until an order from the Buyer, which is deemed as the acceptance of the standard.

	2.

The Buyer should inspect the product on delivery, and any finding of the quality or appearance of the product should be marked on GDN, or it is deemed that the Buyer is satisfied with the appearance and quantity of the products. Other quality problems should be raised by the Buyer in 1 month after the delivery.

	3.

The parties should test the product according to the quality standard of the Vendor, if there’s any dispute about the result of the test, it will be judged by the provincial office of The National Paper Quality Control & Inspection Center.

Methods of payment	1.	The products are delivered before the 20th of the current month, the payment will be made before 16th of the third month.
	2.	Payment by cash, Bank Draft, T/T and 3-month Bank Acceptance (The Buyer should pay the interest at the interest rate of PBC if more than 3-month).

Obligations	1.

The Buyer should pay 0.3% of the total amount of the price as a penalty if the Buyer misses the deadline of payment. If the Buyer can not pay the price in 10 days after the Purchase, the Vendor has the right to terminate the contract and stop the Purchase and take custody of the products.

	2.	If any party face the force majeure and can not carry out the contracts, it should inform the other party within 3 days after the force majeure happens to mitigate losses.
	3.	If the Buyer asks to postpone the delivery, the price will be the higher between current market price and the original price.

Dispute Resolution

                   All disputes arising from or in connection with this Contract or the execution thereof shall be settled friendly through negotiation. In case no payment can be reached through negotiation, such disputes may then be submitted to the court where the Vendor is located for resolution through litigation proceedings.